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                        CONSENT OF FINANCIAL ADVISOR

We consent to the use in this registration statement on Form S-4 of our letter to the Board of Directors of Granville United, in which we discuss the fairness of the merger to Granville's shareholders from a financial viewpoint. We also consent to any references to such letter and to our firm in the Proxy
Statement-Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities Exchange Commission thereunder.

                                          (Signature of Equity Research Services
                                                        appears here)

                                               Equity Research Services, Inc.

June 26, 1996